Exhibit 10.6

PUBLIX SUPER MARKETS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2025

PUBLIX SUPER MARKETS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Publix Super Markets, Inc. (“Company”) established the Publix Super Markets, Inc. Supplemental Executive Retirement Plan (“Plan”) for a select group of management or highly compensated employees, effective December 15, 2012. The Company hereby amends and restates the Plan, effective January 1, 2025, to (i) incorporate prior amendments; (ii) permit certain Participants to receive plan benefits in installment payments; (iii) permit certain Participants to make subsequent deferral elections; and (iv) make certain other clarifying changes.
The purpose of this Plan is to provide to the selected executives the benefit in excess of the limit imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”), under the Publix Super Markets, Inc. Employee Stock Ownership Plan (“ESOP”). This Plan provides Participants with the additional benefit they would have received under the ESOP if the Company contributions thereunder had not been limited by reason of Code Section 401(a)(17). With respect to Company contributions credited hereunder and the earnings and dividends thereon that are subject to Code Section 409A and any regulations and other official guidance issued thereunder, applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A and the regulations thereunder, and any provision that would conflict with such requirements shall not be valid or enforceable.

ARTICLE 1

DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context.
1.1“Account” means the recordkeeping source described in Section 4.1 from which Plan benefits are determined.
1.2“Administrator” or “Plan Administrator” means the Company.
1.3“Base Pay” means the weekly or monthly wages or salary received by an employee from an employer on or after the employee’s first (1st) day of participation in the ESOP for personal services actually rendered in the course of employment with an employer. Base Pay shall include vacation, sick and bereavement pay to the extent such pay is intended to compensate the employee for his weekly or monthly wages or salary, but shall exclude any and all other additional compensation such as a relocation allowance or holiday, incentive, managers accrued, pharmacy or retail bonus. An employee’s Base Pay shall be determined by the Administrator in its sole discretion.
1.4“Beneficiary” means the person, persons, trust or other entity a Participant designates by written revocable designation filed with the Company to receive payments in the event of his death.
1.5“Board” means the Company’s Board of Directors or a committee thereof.
1.6“Code” means the Internal Revenue Code of 1986, as amended.
1.7“Company” means Publix Super Markets, Inc. and any successor thereto, and, for purposes of determining eligibility to participate in the Plan, any affiliated company which is a member of a controlled group of corporations within the meaning of Code Section 1563(a) with Publix Super Markets, Inc. which adopts this Plan with the consent of the Company and is listed on Appendix A.
1.8“Dividend Equivalents” means the right to an amount equal to the dividends paid, if any, on the number of hypothetical shares of Employer Securities credited to a Participant’s Account under Section 4.1. Employer Securities that are hypothetically credited for any Plan Year beginning after December 15, 2012, shall first become eligible for Dividend Equivalents with respect to dividends with a record date on or after the date contributions to the ESOP for such Plan Year are made. Employer Securities that are hypothetically credited for the 2011 and 2012 Plan Years shall first become eligible for Dividend Equivalents with respect to dividends with a record date on or after March 1, 2013.
1.9“Disability” means an illness or injury determined to be a disability under the ESOP, to the extent consistent with Treasury Regulation Section 1.409A-3(i)(4).
1.10“Effective Date” means January 1, 2025.
1.11“Eligible Employee” means each employee of the Company eligible to participate in the Plan in accordance with the provisions of Section 2.1 hereof.

1.12“Employer Securities” means Employer Securities as defined in the ESOP.
1.13“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.14“ESOP” means the Publix Super Markets, Inc. Employee Stock Ownership Plan as amended from time to time.
1.15“ESPP” means the Publix Super Markets, Inc. Employee Stock Purchase Plan as amended from time to time.
1.16“Participant” means
A.An Eligible Employee who participates in the Plan in accordance with the terms hereof.
B.Each other former Eligible Employee for whom an Account is maintained.
1.17“Plan” means the Publix Super Markets, Inc. Supplemental Executive Retirement Plan as described in this instrument, as amended from time to time.
1.18“Plan Year” means the twelve (12) consecutive month period beginning on each January 1 and ending on the following December 31.
1.19“Termination of Employment” means the Participant’s separation from service with the Company or other separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) (using a percentage of eighty percent (80%) to determine the controlled group of corporations and businesses under common control).
1.20“Vesting Service” means Plan Years of service counted in determining a Participant’s entitlement to benefits as described in Section 3.2.

ARTICLE 2

PARTICIPATION IN THE PLAN
2.1Eligibility to Participate. Those employees of the Company who participate in the ESOP and whose Company contribution under the ESOP is restricted during any Plan Year because of the application of Code Section 401(a)(17) shall participate in the Plan. It is the intention of the Company that this Plan constitute a “top hat” plan for ERISA purposes and, therefore, only those employees who are determined to be within a select group of management or highly compensated shall be entitled to participate in the Plan. The Company retains the discretion to limit eligibility to ensure that the Plan satisfies the “top hat” requirements.
A.Notwithstanding the foregoing, for purposes of eligibility to participate for the Plan Year beginning January 1, 2021 and ending December 31, 2021 (“2021 Plan Year”), those employees of the Company who participate in the ESOP and whose Company contribution is restricted during the 2021 Plan Year because of the application of Code Section 401(a)(17) shall participate in the Plan only if the Base Pay received by the employee during the 2021 Plan Year equals or exceeds two hundred and twenty-eight thousand dollars ($228,000), as determined by the Administrator in its sole discretion
B.Notwithstanding the foregoing, for purposes of eligibility to participate for the Plan Year beginning January 1, 2022 and ending December 31, 2022 (“2022 Plan Year”), those employees of the Company who participate in the ESOP and whose Company contribution is restricted during the 2022 Plan Year because of the application of Code Section 401(a)(17) shall participate in the Plan only if the Base Pay received by the employee during the 2022 Plan Year equals or exceeds two hundred and forty thousand dollars ($240,000), as determined by the Administrator in its sole discretion.
C.Notwithstanding the foregoing, for purposes of eligibility to participate for each Plan Year beginning on or after January 1, 2023, those employees of the Company who participate in the ESOP and whose Company contribution is restricted during a Plan Year because of the application of Code Section 401(a)(17) shall participate in the Plan only if the Base Pay received by the employee during that Plan Year equals or exceeds an amount equal to seventy-five percent (75%) of the dollar limit imposed under Code Section 401(a)(17) for that Plan Year, as determined by the Administrator in its sole discretion.
2.2Procedure For and Effect of Admission. Each Eligible Employee shall complete such forms and provide such data as reasonably required by the Company including Beneficiary designation forms and payment of benefit forms. By becoming a Participant, an Eligible Employee shall be deemed conclusively to have assented to the provisions of this Plan and all amendments hereto.
2.3Cessation of Participation. A Participant shall cease to be an active Participant on the earlier of:
A.the date on which the Plan terminates, or
B.the date on which he ceases to be an Eligible Employee.
A former active Participant will be deemed a Participant for all purposes except with respect to the right to receive additional credits under Section 3.1, as long as he retains a Plan Account.

ARTICLE 3

PLAN BENEFITS AND VESTING
3.1Plan Benefits. An amount representing hypothetical shares of Employer Securities shall be credited to each Participant’s Account for Plan Years beginning after December 15, 2012, equal to the difference between (A) and (B) where: (A) is the number of shares of Employer Securities that the Administrator determines would have been allocated to the Participant’s account under the ESOP for the Plan Year if the Participant’s contribution under the ESOP had not been limited as a result of the limitations imposed under Code Section 401(a)(17); and (B) is the number of shares of Employer Securities actually allocated to the Participant’s account under the ESOP for the Plan Year. This amount shall be credited to the Participant’s Account on the date contributions for the applicable Plan Year are made under the ESOP. Solely with respect to those Eligible Employees who are Participants on December 15, 2012, their Accounts shall be credited with an additional amount representing hypothetical shares of Employer Securities that is determined by dividing (A-B) by (C) where: (A) equals the dollar amount of the contribution that the Administrator determines would have been allocated under the ESOP for the 2011 and 2012 Plan Years if the Participant’s contribution under the ESOP for these Plan Years had not been limited as a result of the limitations imposed under Code Section 401(a)(17); (B) equals the dollar amount of contributions actually allocated to the Participant’s account under the ESOP for the 2011 and 2012 Plan Years; and (C) is the share price for the Employer Securities effective March 1, 2013. This amount shall be credited to the Participant’s Account on the date contributions for the 2012 Plan Year are made under the ESOP.
3.2Vesting. A Participant’s Account shall vest in accordance with the vesting schedule specified in the ESOP. A Participant shall be credited with the same Vesting Service as under the ESOP. Any unvested amounts shall be forfeited upon the Participant’s Termination of Employment.

ARTICLE 4

MAINTENANCE, INVESTMENT AND VALUATION OF PARTICIPANT ACCOUNTS
4.1Establishment of Accounts. The Administrator shall establish and maintain a separate Account in the name of each Participant, to which it shall credit all amounts allocated in accordance with Article 3. All amounts allocated to the Account shall be hypothetically invested in Employer Securities which shall determine both the Dividend Equivalents under Section 4.3 and the amount payable to the Participant under Article 5.
4.2Investment Obligation of the Company. Benefits are payable as they become due irrespective of any actual investments the Company may make to meet its obligations. To the extent a Participant or any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Company and the Participants or any other persons or to require the establishment of a trust in which the assets are beyond the claims of any unsecured creditor of the Company or to require the Company to segregate in any other manner any assets for the purpose of satisfying its obligations hereunder.
4.3Dividend Equivalents. The Administrator shall distribute to each Participant the Dividend Equivalents credited to the Participant’s Account by the Company by the later of December 31 of the Plan Year the dividends are paid or the fifteenth (15th) day of the third (3rd) calendar month following the dividend payment date. Dividend Equivalents shall be paid without regard to whether the Account is otherwise vested or the Participant remains an Eligible Employee.

ARTICLE 5

BENEFITS
5.1Payment of Benefit.
A.Except as otherwise provided in Section 4.3 and this Article 5, the amounts credited to a Participant’s Account shall be paid in shares of Employer Securities to the Participant in a single lump sum on the ninetieth (90th) day following the first (1st) anniversary of the Participant’s Termination of Employment.
B.Notwithstanding Section 5.1(A), a Participant may elect at any time after his Termination of Employment and until the ninetieth (90th) day following his Termination of Employment to defer payment of his Account to a date that is no earlier than the ninetieth (90th) day following the sixth (6th) anniversary of his Termination of Employment, and no later than the date the Participant attains age seventy (70) or, if later, the ninetieth (90th) day following the sixth (6th) anniversary of his Termination of Employment (“Initial Deferral Election”). A Participant who makes an Initial Deferral Election in accordance with the immediately preceding sentence shall be required to elect a date for payment at the time the Initial Deferral Election is made. In addition, if (i) the Participant’s Termination of Employment occurs before the date the Participant attains age seventy (70) and (ii) the value of the Participant’s Account as of the date of his Termination of Employment is at least equal to one hundred thousand dollars ($100,000), the Participant shall be permitted to elect at the time the Initial Deferral Election is made to receive payment of his Account in either a single lump sum or in annual installments over a period of seven (7) years, commencing on the payment date elected in the Initial Deferral Election and calculated as provided in Section 5.1(D). Notwithstanding anything herein to the contrary, an Initial Deferral Election shall be irrevocable on the ninety-first (91st) day after the Participant’s Termination of Employment. Payment(s) shall be made in shares of Employer Securities.
C.In the event that a Participant makes an Initial Deferral Election in accordance with Section 5.1(B), the Participant may make a one-time subsequent election to defer payment of his Account to a date that is no earlier than the fifth (5th) anniversary of the date the payment is scheduled to be made (or, in the case of annual installments, the date the first [1st] installment payment is scheduled to be made) under Section 5.1(B), and no later than the date the Participant attains age seventy (70) (“Subsequent Deferral Election”); provided, however, that the Participant shall only be permitted to make a Subsequent Deferral Election if it is made on or before the date that is twelve (12) months before the date the Account is scheduled to be paid (or, in the case of annual installments, the date the first (1st) installment payment is scheduled to be made) under Section 5.1(B). A Participant who makes a Subsequent Deferral Election in accordance with the immediately preceding sentence shall be required to elect a date for payment at the time the Subsequent Deferral Election is made. For the sake of clarity, a Participant who is or will be age sixty‑five (65) or older on the payment date elected in the Initial Deferral Election shall not be eligible to make a Subsequent Deferral Election. A Participant who makes a Subsequent Deferral Election shall be permitted to elect at the time the Subsequent Deferral Election is made to change the method of payment of his Account elected in the Initial Deferral Election from a single lump sum to annual installments or from annual installments to a single lump sum. A Participant electing annual installment payments in the Subsequent Deferral Election may elect to receive his Account in annual installments over a period of seven (7) years, commencing on the date elected in the Subsequent

Deferral Election and calculated as set forth in Section 5.1(D). Notwithstanding anything herein to the contrary, a Subsequent Deferral Election shall be irrevocable after the date that is twelve (12) months before the date the Account is scheduled to be paid (or, in the case of annual installments, the date the first [1st] installment payment is scheduled to be made) under Section 5.1(B). Payment(s) shall be made in shares of Employer Securities.
D.If the Participant elects to receive payment of his Account in annual installments pursuant to Section 5.1(B) or 5.1(C), the first (1st) payment shall be made on the payment date elected in accordance with Section 5.1(B) or 5.1(C), as applicable, and each subsequent installment payment shall be made on each anniversary of such payment date for six (6) subsequent years. The number of Employer Securities distributed in each installment payment shall be equal to the number of Employer Securities in the Participant’s Account on the date the installment payments are scheduled to begin, divided by seven (7), such that the Participant shall receive distribution of an equal number of Employer Securities in each installment (subject to future stock splits or similar adjustments). For purposes of Code Section 409A, a series of installment payments will be treated as a single payment.
E.Notwithstanding Sections 5.1(A), 5.1(B) or 5.1(C), the amounts credited to a Participant’s Account shall be paid in shares of Employer Securities to the Participant as soon as administratively possible following proper notification to the Administrator of his Disability.
5.2Beneficiary Designation.
A.Each Participant may designate a Beneficiary to receive the benefits payable in the event of the Participant’s death, and designate a successor Beneficiary to receive any benefits payable in the event of the death of any other Beneficiary.
B.A Participant may change a Beneficiary designation at any time. All Beneficiary designations and changes shall be made on an appropriate form as designated by the Plan Administrator and shall become effective once received and processed by the Plan Administrator, provided this occurs before the Participant’s death.
C.If no person shall be designated by the Participant, or if the designated Beneficiary shall not survive the Participant, payment of the Participant’s Account shall be made to the Participant’s estate.
D.All amounts then credited to a Participant’s Account shall be paid in shares of Employer Securities as soon as administratively possible following the death of the Participant.
5.3Tax Withholding. To the extent required by the law in effect at the time benefits are distributed pursuant to this Article 5, the Company shall withhold from any payment due hereunder any taxes that it is required to withhold by the federal or any state or local government from payments made hereunder; provided, however, that, in accordance with procedures established by the Administrator for such purposes, a Participant may provide the Company with a personal check or money order to satisfy, in whole or in part, the required withholding from payments made hereunder.

ARTICLE 6

ADMINISTRATION
6.1Appointment of Administrator. The Company shall serve as the Administrator.
6.2Administrator’s Responsibilities. The Administrator is responsible for the interpretation and administration of the Plan. The Administrator may appoint other persons or entities to perform any of its administrative functions.
6.3Records and Accounts. The Administrator shall maintain or shall cause to be maintained accurate and detailed records and Accounts for Participants and of their rights under the Plan and of all receipts, disbursements and other transactions.
6.4Liability. The Company shall not be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to the fraud or willful misconduct on the part of a director, officer or agent of the Company.
6.5Payment of Expenses. All expenses incurred in the operation or administration of this Plan shall be paid by the Company.
6.6Substitute Payee. If a Participant or Beneficiary entitled to receive any benefits hereunder is in his minority, or is declared legally, physically or mentally incapable of personally receiving and receipting any distribution, the Company may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Company, is then maintaining or has custody of the payee.

ARTICLE 7

CLAIMS PROCEDURE
7.1Claims Procedures. The Administrator shall establish a claims procedure and shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied for a full and fair review of the decision denying such claim. The claims procedure shall provide for a notice of denial of a claim to be received by a claimant within a reasonable period, not to exceed ninety (90) days, following the filing of a claim. The notice shall provide the reason for the denial, references to the Plan provisions on which the denial is based, a description of additional information necessary to perfect a claim and the steps required to submit a claim for review. The period to request a review must be for at least sixty (60) days after a Participant’s receipt of notice of denial of a claim. A decision on review shall be made by the Administrator within sixty (60) days after the Plan’s receipt of a request for a review unless special circumstances require a longer period in which case the Plan shall have an additional sixty (60) days. The final decision shall be in writing and shall include specific reasons for the decision and references to Plan provisions. All interpretations of the Administrator shall be final and binding on all parties, including Participants and Beneficiaries.

ARTICLE 8

AMENDMENT AND TERMINATION
8.1Plan Amendment. The Plan may be amended or otherwise modified by the Board, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to his Account under Section 3.1 as of the date of such amendment. Notwithstanding anything herein to the contrary, in no event shall any amendment be made in a manner that is inconsistent with the requirements to avoid adverse federal tax consequences under Code Section 409A.
8.2Termination of the Plan. The Board reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, subject to Code Section 409A, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, equal to the value of the Participant’s Account in the form and at the date specified in Article 5. Dividends shall continue to be paid under Section 4.3 after the termination of the Plan until the Participant’s benefits have been paid in full notwithstanding the termination of the Plan. Notwithstanding anything herein to the contrary, in no event shall any termination be made in a manner that is inconsistent with the requirements to avoid adverse federal tax consequences under Code Section 409A.

ARTICLE 9

MISCELLANEOUS
9.1Supplemental Benefits. The benefits provided for the Participants under this Plan are in addition to benefits provided by any other plan or program of the Company and the benefits of this Plan shall supplement and shall not supersede any other plan or agreement between the Company and any Participant.
9.2Governing Law. The Plan shall be governed and construed under the laws of the State of Florida to the extent not governed by ERISA.
9.3Spendthrift Provision. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change, and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process (including dissolution of Participant’s marriage) for or against any person. For the sake of clarity, domestic relations orders purporting to assign benefits under the Plan constitute an impermissible alienation of benefits and shall not be honored by the Administrator or the Plan.
9.4Binding Terms. The terms of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.
9.5Headings. All headings preceding the text of the several sections hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.
9.6Rule of Interpretation. Where appropriate, words in the masculine gender shall include the feminine and neuter genders.
9.7Limitation of Rights. Neither the establishment of this Plan, nor any modification thereof, nor the creation of an Account, nor the payment of any benefits shall be construed as giving
A.any Participant, Beneficiary or any other person whomsoever, any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Administrator in accordance with the terms and provisions of the Plan; or
B.any Participant the right to be retained in the service of the Company, and all Participants and other agents shall remain subject to termination to the same extent as if the Plan had never been adopted.
9.8Severability. Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.
9.9Restrictions on Employer Securities. The Employer Securities distributed under this Plan shall have the same restrictions as shares purchased under the Company’s ESPP. If the

Participant decides to sell the Employer Securities for consideration, the Participant agrees to sell or otherwise dispose of the Employer Securities to the Company in accordance with the terms of and at the repurchase price specified in the ESPP.
9.10ERISA and Code Status. This Plan is intended to be an unfunded plan for the benefit of a select group of management or highly compensated employees exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is also intended to comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable. For purposes of Code Section 409A, a series of installment payments under the Plan shall be treated as a single payment. In the event the Plan provides for a payment within a specified period of time, the actual date of payment shall be determined by the Administrator in its sole discretion. Any Initial Deferral Election or Subsequent Deferral Election will not take effect for twelve (12) months following the date it is received by the Administrator. In accordance with Treasury Regulations Section 1.409A‑2(b)(7)(ii), the delivery of the shares may be delayed to the extent required by applicable law.

SIGNATURE
IN WITNESS WHEREOF, an officer of the Company hereby executes this Plan effective as of the 1st day of January 2025.
PUBLIX SUPER MARKETS, INC.
ATTEST:
By: /s/ Merriann M. Metz By: /s/ Kevin S. Murphy
Merriann M. Metz,          Kevin S. Murphy,
Secretary              Chief Executive Officer

APPENDIX A
The following affiliated companies have adopted the Plan:
Publix Asset Management Company
Publix North Carolina Employee Services, LLC